Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of Innventure, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 17, 2026

Fisher Adam

By:	/s/ Adam Fisher
Adam Fisher
Date:	02/17/2026

COMMONWEALTH ASSET MANAGEMENT LP

By:	/s/ Oliver Walters
Oliver Walters, Chief Operating Officer
Date:	02/17/2026

Commonwealth Asset Management Global Macro Master Fund Ltd.

By:	/s/ Oliver Walters
Oliver Walters, Director
Date:	02/17/2026

ABF Manager LLC

By:	/s/ Jonathan R. Gilbert
Jonathan R. Gilbert, Manager
Date:	02/17/2026

AFT Investments LLC

By:	/s/ Jonathan R. Gilbert
Jonathan R. Gilbert, Manager of its non-member manager
Date:	02/17/2026